Exhibit (d)(3)

NOVAMED, INC.
and
U.S. BANK NATIONAL ASSOCIATION

Second Supplemental Indenture
Dated as of May 4, 2011
to the
Indenture
Dated as of June 27, 2011

SECOND SUPPLEMENTAL INDENTURE
     This SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of May 4, 2011, is by and between NovaMed, Inc., a Delaware corporation (the “Company”) and U.S. Bank National Association, a national banking association, as successor trustee to LaSalle Bank National Association (the “Trustee”).
RECITALS:
     WHEREAS, the Company and the Trustee have heretofore entered into that certain indenture, dated as of June 27, 2007 (the “Original Indenture”), as amended by the supplemental indenture, dated as of June 27, 2007 (the “First Supplemental Indenture” and, together with the Original Indenture, the “Indenture”) to provide for the issuance of up to $75,000,000 aggregate principal amount of the Company’s 1.0% Convertible Senior Subordinated Notes due 2012 (the “Securities”);
     WHEREAS, the Company, Surgery Center Holdings, Inc., a Delaware corporation (“Surgery Partners”),and Wildcat Merger Sub, Inc., a direct and wholly owned subsidiary of Surgery Partners (“Merger Sub”), entered into an Agreement and Plan of Merger, dated as of January 20, 2011 (the “Merger Agreement”);
     WHEREAS, pursuant to the Merger Agreement, Merger Sub will merge with and into the Company and the Company will become a subsidiary of Surgery Partners (the “Merger”);
     WHEREAS, Section 4.11 of the First Supplemental Indenture permits the Company to merge with and into another person so long as the Company enters into a supplemental indenture and complies with other conditions;
     WHEREAS, as a result of the Merger, the Company will be a subsidiary of Surgery Partners and, at the effective time of the Merger, each issued and outstanding share of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”), shall be converted into the right to receive $13.25 per share in cash, without interest thereon and subject to applicable withholding taxes (the “Merger Consideration”) and, therefore, as a result, pursuant to Section 4.11 of the First Supplemental Indenture, the Securities will be convertible into the equivalent of the Merger Consideration in place of Company Common Stock into which the Securities are currently convertible;
     WHEREAS, the Merger constitutes a Fundamental Change within the meaning of Section 3.01(a) of the First Supplemental Indenture;
     WHEREAS, Section 9.01 of the Original Indenture provides that, without the consent of any Holders of Securities, the Company and the Trustee may enter into one or more supplemental indentures to comply with Article X of the Original Indenture, to cure any ambiguity, defect or inconsistency herein or in the Securities of any series or to make any change that does not adversely affect the rights of any Securityholder of Securities of the series such supplemental indenture pertains to; and
     WHEREAS, all things necessary to authorize to make this Second Supplemental Indenture when executed by the parties hereto a valid and binding supplement to the Indenture have been done and performed.
     NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I
DEFINITIONS
     Section 1.01 Definitions. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Second Supplemental Indenture refer to this Second Supplemental Indenture as a whole and not to any particular section hereof.
ARTICLE II
CONVERSION OF SECURITIES
     Section 2.01 Conversion of Securities into Merger Consideration. In accordance with Section 4.01 of the First Supplemental Indenture, as of the date hereof, if a Holder exercises its right to convert its Securities in accordance with the provisions of the Indenture, the Company will pay to such Holder cash in an amount equal to the amount such Holder would have received as Merger Consideration, which would entitle a Holder to $693.2454 per $1,000 principal amount of Securities had such Holder converted its Securities at the Conversion Rate in effect immediately prior to the Merger, in accordance with the terms and conditions of the Indenture and the Securities.
     Section 2.03 Effectiveness. This Second Supplemental Indenture will become effective and operative and binding upon each of the Company, the Trustee and the Holders of the Securities as of the day and year first above written.
ARTICLE III
MISCELLANEOUS
     Section 4.01 Reference to and Effect on the Indenture. On and after the date of this Second Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as supplemented by the First Supplemental Indenture and this Second Supplemental Indenture unless the context otherwise requires. The Indenture, as supplemented by this Second Supplemental Indenture, shall be read, taken and construed as one and the same instrument and every Holder of Securities heretofore and hereafter authenticated shall be bound hereby. Except as specifically amended above, the Indenture shall remain in full force and effect and is hereby ratified and confirmed.
     Section 4.02 Governing Law. This Second Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.
     Section 4.03 Trust Indenture Act Controls. No modification of any provisions of the Indenture effected by this Second Supplemental Indenture is intended to eliminate or limit any provision of the Indenture that is required to be included therein by the Trust Indenture Act of 1939, as amended, as in force as of the effectiveness of this Second Supplemental Indenture.
     Section 4.04 Trustee Disclaimer; Trust. The recitals contained in this Second Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture. The Trustee accepts the trust created by the Indenture, as supplemented by this Second Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as supplemented hereby.
     Section 4.05 Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall constitute but one and the same instrument.
     Section 4.06 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.
     Section 4.07 Severability Clause. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

     Section 4.08 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Second Supplemental Indenture or the Indenture or any provision herein or therein contained.
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     IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the day and year first written above.

NOVAMED, INC.
By:	/s/ Scott T. Macomber
	Name:	Scott T. Macomber
	Title:	Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION
By:	/s/ Grace A. Gorka
	Name:	Grace A. Gorka
	Title:	Vice President

Signature Page to Second Supplemental Indenture

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